SUPPLEMENT No. 1 DATED April 9, 2019 (To Prospectus dated February 3, 2017)	Rule 424(b)(3) Registration No. 333-215791

Social Reality, Inc.

546,587 SHARES OF CLASS A COMMON STOCK

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated February 3, 2017, related to the resale of our shares of Class A common stock from time to time by certain shareholders (“Prospectus”), of Social Reality, Inc. (”Company”). This supplement is not complete without and may not be delivered or used except in connection with, the Prospectus and all supplements thereto.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our Class A common stock involves a high degree of risk. See "Risk Factors" beginning on page 7 of this prospectus to read about the risks of investing in our Class A common stock.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the prospectus, as well as the other information contained in this supplement and the prospectus. This supplement and the prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

REPRICING OF WARRANTS

On April 8, 2019, we accepted a proposal from certain holders of outstanding Class A common stock purchase warrants (collectively, “Holders”). Pursuant to the proposal, the Holders agreed to exercise their outstanding warrants to purchase an aggregate of 310,487 shares of the Company’s Class A common stock (the “Warrants”), for cash, by April 10, 2019, in exchange for the Company reducing the exercise price of the Warrants from $7.50 to $3.56.

This Supplement is being filed to disclose the reduction of the exercise price of the Warrants from $7.50 to 3.56 for the following Warrants:

Holder	No. of Shares of Class A common stock Underlying Warrant
Pacific Capital Management, LLC	60,000
J. Steven Emerson IRA R/O II, Pershing LLC as Custodian	82,500
Bryan Ezralow as Trustee of the Bryan Ezralow 1994 Trust u/t/d 12/22/1994	30,000
EZ MM&B Holdings, LLC, a Delaware limited liability company	15,000
Marc Ezralow as Trustee of the Marc Ezralow 1997 Trust u/t/d 11/26/1997	10,000
Marshall S. Ezralow Roth IRA, Pershing LLC as Custodian	15,000
G. Tyler Runnels and Jasmine N. Runnels TTEE The Runnels Family Trust DTD 1/11/2000	30,000
Karen Kang	10,000
T.R. Winston & Company, LLC	37,987
Peter Schlesinger	20,000
Total	310,487